Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED DECEMBER 20, 2013 TO PROSPECTUS DATED MAY 1, 2013

NOVEMBER 2013 PERFORMANCE UPDATE

	November 2013	Year to Date	Total NAV 11/30/2013	NAV per Unit 11/30/2013
Series A-1	-5.12%	-22.94%	$6,787,798	$1,096.62
Series A-2	-4.96%	-21.51%	$2,120,444	$1,238.19
Series B-1	-5.15%	-18.39%	$1,840,512	$906.34
Series B-2	-4.99%	-16.87%	$2,846,753	$986.80

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(35)

Expenses
Management fee	12,780
Ongoing offering expenses	—
Operating expenses	4,260
Selling commissions	11,362
Other expenses	165
Incentive fee	—
Brokerage commissions	11,579
Total expenses	40,146

Net investment gain (loss)	(40,181)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(335,862)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	10,082

Net gain (loss) on investments	(325,780)

Net increase (decrease) in net assets from operations	$(365,961)

STATEMENT OF CHANGES IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$7,384,821

Net increase (decrease) in net assets from operations	(365,961)

Capital share transactions
Issuance of shares	20,000
Redemption of shares	(251,066)

Net increase (decrease) in net assets from capital share transactions	(231,066)

Net increase (decrease) in net assets	(597,026)

Net assets, end of period	$6,787,798
NAV Per Unit, end of period	$1,096.62

SUPERFUND GOLD, L.P. – SERIES A-2

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(11)

Expenses
Management fee	3,986
Ongoing offering expenses	—
Operating expenses	1,329
Other expenses	51
Incentive fee	—
Brokerage commissions	3,611
Total expenses	8,977

Net investment gain (loss)	(8,988)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(104,745)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	3,144

Net gain (loss) on investments	(101,601)

Net increase (decrease) in net assets from operations	$(110,588)

STATEMENT OF CHANGES IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$2,258,891

Net increase (decrease) in net assets from operations	(110,588)

Capital share transactions
Issuance of shares	0
Redemption of shares	(27,859)

Net increase (decrease) in net assets from capital share transactions	(27,859)

Net increase (decrease) in net assets	(138,448)

Net assets, end of period	$2,120,444

NAV Per Unit, end of period	$1,238.19

SUPERFUND GOLD, L.P. – SERIES B-1

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(10)

Expenses
Management fee	3,465
Ongoing offering expenses	—
Operating expenses	1,155
Selling commissions	3,080
Other expenses	243
Incentive fee	—
Brokerage commissions	4,702
Total expenses	12,646

Net investment gain (loss)	(12,656)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(80,355)

Net change in unrealized appreciation (depreciation) on futures and forward contracts	(6,878)

Net gain (loss) on investments	(87,233)

Net increase (decrease) in net assets from operations	$(99,889)

STATEMENT OF CHANGE IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$1,978,252

Net increase (decrease) in net assets from operations	(99,889)

Capital share transactions
Issuance of shares	0
Redemption of shares	(37,851)

Net increase (decrease) in net assets from capital share transactions	(37,851)

Net increase (decrease) in net assets	(137,740)

Net assets, end of period	$1,840,512
NAV Per Unit, end of period	$906.34

SUPERFUND GOLD, L.P. – SERIES B-2

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(15)

Expenses
Management fee	5,351
Ongoing offering expenses	—
Operating expenses	1,784
Other expenses	375
Incentive fee	—
Brokerage commissions	7,260
Total expenses	14,770

Net investment gain (loss)	(14,786)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(124,078)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(10,621)

Net gain (loss) on investments	(134,700)

Net increase (decrease) in net assets from operations	$(149,485)

STATEMENT OF CHANGE IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$3,029,540

Net increase (decrease) in net assets from operations	(149,485)

Capital share transactions
Issuance of shares	0
Redemption of shares	(33,303)

Net increase (decrease) in net assets from capital share transactions	(33,303)

Net increase (decrease) in net assets	(182,788)

Net assets, end of period	$2,846,753

NAV Per Unit, end of period	$986.80

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.